                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
          ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                         EXIDE ELECTRONICS GROUP, INC.
                                       AT
                      $29.00 NET PER SHARE OF COMMON STOCK
                                      AND
                            $15.525 NET PER WARRANT
                                       BY
                          BTR ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    BTR PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, NOVEMBER 17,1997, UNLESS THE OFFER IS EXTENDED.

                                                                October 20, 1997

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated October 20, 1997 (the 'Offer to Purchase'), and the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer') in connection with the Offer by BTR Acquisition Corporation, a Delaware corporation (the 'Purchaser') and an indirect wholly owned subsidiary of BTR plc, an English pubic limited company ('Parent'), to purchase all outstanding shares of common stock, par value $.01 per share (the 'Common Stock'), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the 'Warrants'), of Exide Electronics Group, Inc., a Delaware corporation (the 'Company'), at a price of $29.00 per share of Common Stock and $15.525 per Warrant to purchase one share of Common Stock, in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Unless the context indicates otherwise, Shares shall mean the shares of Common Stock and the Warrants, and Shareholders shall mean holders of Shares. Also enclosed is the letter to shareholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     Shareholders whose certificates evidencing Shares (the 'Share Certificates') are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in Section 2 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.


     THIS MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS BEING FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Your attention is invited to the following:

          1. The tender price is $29.00 per share of Common Stock (the 'Stock Price') and $15.525 per Warrant to purchase one share of Common Stock, in each case net to you in cash, without interest thereon.

          2. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, November 17, 1997, unless the Offer is extended.

          3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 1997 (the 'Merger Agreement'), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the 'Merger'). At the effective time of the Merger, (a) each outstanding Share of Common Stock (other than Shares held by Parent or the Purchaser, or any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company, or by any wholly owned subsidiary of the Company or held by shareholders who perfect their dissenters' rights under Delaware law) will be converted into the right to receive the Stock Price, without interest and (b) each holder of a Warrant which has not been purchased by Parent in the Offer shall, receive in respect of each share of Common Stock that may have been acquired upon exercise of such Warrant an amount equal to the amount by which the Stock Price exceeds the exercise price per share of such Warrant.

          4. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Offer and Merger are fair to, and in the best interests of, the Company and its Shareholders. The Board of Directors of the Company unanimously recommends that Shareholders accept the Offer and tender their Shares (including Warrants) pursuant to the Offer.

          5. The Offer is being made for all outstanding Shares.

          6. The Offer is conditioned upon, among other things, (a) there being validly tendered a number of Shares which would represent at least 80% of the shares of Common Stock outstanding on a fully diluted basis on the date of purchase (the 'Minimum Condition') and (b) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and under certain other applicable foreign antitrust statutes having expired or terminated. The parties have also agreed that if the Minimum Condition is not achieved, they will pursue a cash merger at the same price which would require the vote of a majority of the Company's outstanding voting stock. See Section 15 of the Offer to Purchase.

          7. The Offer is not conditioned on the receipt of financing.

     Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
          ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                         EXIDE ELECTRONICS GROUP, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 20, 1997, and the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer'), in connection with the Offer by BTR Acquisition Corporation, a Delaware corporation (the 'Purchaser') and an indirect wholly owned subsidiary of BTR plc, an English public limited company, to purchase all outstanding shares of common stock, par value $.01 per share (the 'Common Stock'), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the 'Warrants'), of Exide Electronics Group, Inc., a Delaware corporation, at a price equal to $29.00 per share of Common Stock and $15.525 per Warrant to purchase one share of Common Stock, in each case net to the seller in cash without interest thereon.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer and the related Letter of Transmittal.

Number of Shares to be Tendered*:

___________ Shares of Common Stock and ___________ Warrants

--------------------------------------------------------------------------------
                                   SIGN HERE
Account
Number: ____________________________   Signature(s) ____________________________

Dated: _______________________, 1997

________________________________________________________________________________
                          Please type or print name(s)

________________________________________________________________________________
                     Please type or print address(es) here

________________________________________________________________________________
                         Area Code and Telephone Number

________________________________________________________________________________
              Taxpayer Identification or Social Security Number(s)

------------------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

                                       3